UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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US BioEnergy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Shareholder:

We cordially invite you to attend the 2007 annual meeting of shareholders of US BioEnergy Corporation. The meeting will be held on Thursday, May 31, 2007, commencing at 9:00 a.m., local time, at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102.

At the annual meeting, we will vote on the matters set forth in the enclosed Notice of Annual Meeting and Proxy Statement and any other business matters properly brought before the meeting. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business and plans for the future.

Please take the time to read the Notice of Annual Meeting and Proxy Statement carefully. If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

We extend our thanks for your continued investment in US BioEnergy Corporation and look forward to seeing you at the annual meeting.

Sincerely,

Gordon W. Ommen
Chief Executive Officer, President and
Chairman of the Board

NOTICE OF ANNUAL MEETING

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077

Dear Shareholder:

The 2007 annual meeting of shareholders of US BioEnergy Corporation will be held on Thursday, May 31, 2007, commencing at 9:00 a.m., local time, at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102.

At the meeting, shareholders will be asked to:

•	elect two class I directors to serve until the 2010 annual meeting of shareholders;

•	ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2007; and

•	consider any other business properly brought before the meeting.

The close of business on April 5, 2007 is the record date for determining shareholders entitled to vote at the annual meeting. A list of these shareholders will be available in our corporate headquarters at the above address before the annual meeting.

By order of the board of directors,

Gregory S. Schlicht
Vice President, General Counsel
and Corporate Secretary

Inver Grove Heights, Minnesota
April 27, 2007

YOUR VOTE IS IMPORTANT.

So that your shares will be represented whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures described in the proxy card.

PROXY STATEMENT

US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, MN 55077

ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of US BioEnergy Corporation, a South Dakota corporation (“US BioEnergy,” and variously, the “company,” “we,” “us” or “our”), of proxies to be voted at our 2007 annual meeting of shareholders and any adjournment or postponement of such meeting.

You are invited to attend the 2007 annual meeting of shareholders on Thursday, May 31, 2007, commencing at 9:00 a.m., local time. The meeting will be held at The Saint Paul Hotel, 350 Market Street, Saint Paul, Minnesota 55102. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting.

This proxy statement and form of proxy are being mailed beginning on or about April 27, 2007.

What will be voted on at the annual meeting?

At the meeting, shareholders will be asked to:

•	elect two class I directors to serve until the 2010 annual meeting;

•	ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2007; and

•	consider any other business properly brought before the meeting.

Who may vote and how many votes do I have?

Common shareholders of record at the close of business on April 5, 2007 (the record date) will be entitled to notice of, and to vote at, the annual meeting. As of April 5, 2007, there were outstanding and entitled to vote 67,975,572 shares of our common stock, which are the company’s only outstanding voting securities. All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters.

How do proxies work?

The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows: (1) “FOR” our director nominees; and (2) “FOR” the ratification of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2007. Although we do not expect any other business matters to be presented at the annual meeting, your proxy will give discretionary authority to the persons named as proxies to vote on any other matters that are properly brought before the meeting.

How do I vote?

If you were a shareholder of record on April 5, 2007, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may vote:

•	by completing, signing and returning your proxy card in the enclosed envelope;

•	via the Internet by following the voting instructions on the proxy card;

•	by calling the toll-free number on the proxy card; or

•	in person by attending the annual meeting.

Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares. So that your shares will be represented whether you plan to attend the meeting or not, we encourage you to vote by proxy, telephone or the Internet as soon as possible.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If the names on your accounts are different, you will receive more than one proxy card.

If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

You can revoke a proxy before the time for voting at the annual meeting in several ways:

•	by mailing a revised proxy card with a more recent date than the prior proxy (we must receive the revised proxy card before the meeting to be effective);

•	by voting again via the toll-free number on the proxy card;

•	by voting again via the Internet; or

•	by notifying our corporate secretary in writing that you are revoking your proxy.

You may also revoke your proxy by voting in person at the annual meeting.

Who can attend the annual meeting?

All shareholders who owned shares at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership on the record date and check in at the registration table at the meeting.

What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. We count broker “non-votes” and abstentions as present for purposes of determining whether a quorum is present at the meeting.

What is a broker “non-vote”?

If a broker holds your shares in “street name” and you fail to provide voting instructions to your broker, the broker has discretion to vote your shares on routine matters, such as director elections and ratification of auditors, but not on non-routine matters, such as shareholder proposals. Broker “non-votes” on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. Broker “non-votes” do not count in the voting results. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

Once a quorum has been established, all matters to be voted on by shareholders, except for the election of directors, will be approved if the votes favoring such action exceed the votes cast opposing such action. Abstentions and, if applicable, broker “non-votes,” are not counted as votes cast and will have no effect on the outcome of the matter.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. For any director nominee, withheld votes will have no effect on the election of that nominee.

How do I cumulate my votes in the election of directors?

In connection with the cumulative voting feature for the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, when two directors are to be elected, a holder of 100 shares may cast 200 votes for a single nominee, apportion 100 votes to each of the two nominees or apportion 200 votes in any other manner by so noting in the space provided on the proxy card. Beneficial owners should contact their broker, bank or nominee to cumulate votes for directors. The cumulative voting feature for the election of directors is also available by voting in person at the annual meeting; it is not available by telephone or the Internet.

You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the company.

Who pays for the solicitation of proxies?

We pay the cost of soliciting proxies and have not retained a proxy solicitation firm to assist with the solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees.

PROPOSAL 1: ELECTION OF DIRECTORS

Our articles of incorporation provide that the board of directors will have no less than three nor more than fifteen directors, as determined from time to time by the board of directors. Our board of directors currently consists of seven directors divided into three classes (class I, class II and class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in class I expire with this meeting, while the terms of class II and class III directors will expire in 2008 and 2009, respectively.

Our board of directors has unanimously proposed Gordon W. Ommen and James B. Morgan as nominees for election as class I directors at the 2007 annual meeting. If elected, each of Messrs. Ommen and Morgan will hold office until the 2010 annual meeting or until his successor is duly elected and qualified, subject to earlier retirement, resignation or removal.

Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our board of directors, or the board of directors may reduce the number of directors.

The board of directors recommends that you vote FOR the election of each of Messrs. Ommen and Morgan to serve as a director until our 2010 annual meeting or until his successor is duly elected and qualified.

DIRECTORS AND DIRECTOR NOMINEES

Set forth below is certain biographical information for the nominees to become class I directors and for those members of our board of directors whose terms expire after the 2007 annual meeting.

Class I — Term Expiring in 2007

Gordon W. Ommen, age 48, has served as our chief executive officer since our inception in October 2004, and as chairman of our board of directors since April 2005. Mr. Ommen also served as our president from our inception to February 2006. In March 2007, Mr. Ommen reassumed the responsibilities of president. Until December 2005, Mr. Ommen served as the president of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments and one of our principal shareholders. Mr. Ommen founded Capitaline Advisors in December 2002. Prior to founding Capitaline Advisors, Mr. Ommen served as president, chief executive officer and director of Fishback Financial Corporation, a multi-bank holding company located in Brookings, South Dakota, from 1991 to 2003. From 1997 to 2003, Mr. Ommen also served as president and director of First National Venture Capital, Inc., a venture capital subsidiary of First National Bank, a bank located in Brookings, South Dakota.

James B. Morgan, age 59, has served as one of our directors since July 2005, and serves as the chairman of our compensation committee and as a member of our audit and nominating and corporate governance committees. Since November 2001, Mr. Morgan has also served as president and chief executive officer of Daktronics, Inc., a designer and manufacturer of electronic displays. Prior to serving as the president and chief executive officer, Mr. Morgan served as president and chief operating officer of Daktronics since August 1999. Mr. Morgan also currently serves as a director of Daktronics.

Class II — Term Expiring in 2008

Jennifer A. Johnson, age 51, has served as one of our directors since our inception in October 2004, and serves as a member of our finance and planning committee. Ms. Johnson also served as our treasurer from our inception in October 2004 to June 2006. Ms. Johnson has served as chief financial officer of Fagen, Inc., a design-build contractor, since December 1994, and as a director of Fagen, Inc., since May 2001.

Clifford F. Mesner, age 55, has served as one of our directors since March 2006, and serves as a member of our finance and planning committee. Mr. Mesner has been a private practice attorney since 1978. Currently, Mr. Mesner practices primarily real estate and business development law in Central City, Nebraska. Mr. Mesner served as city attorney for Central City, Nebraska, from 1980 to November 2002, and also currently serves as the city’s economic development director.

Mark A. Ruelle, age 45, has served as one of our directors since September 2006, and serves as the chairman of our audit committee and as a member of our compensation and nominating and corporate governance committees. Since January 2003, Mr. Ruelle has also served as executive vice president and chief financial officer of Westar Energy, Inc., an electric utility company located in Kansas. Prior to serving as Westar Energy’s executive vice president and chief financial officer, Mr. Ruelle served as president of Nevada Power, a wholly-owned subsidiary of Sierra Pacific Resources, a utility holding company, from June 2001 to May 2002, and senior vice president and chief financial officer of Sierra Pacific Resources from March 1997 to May 2001. Mr. Ruelle also currently serves as a director of the Wolf Creek Nuclear Operating Corporation.

Class III — Term Expiring in 2009

James E. Dauwalter, age 55, has served as one of our directors since July 2006. Mr. Dauwalter also currently serves as the chairman of the board of directors of Entegris, Inc., a materials integrity management company. Prior to his appointment as chairman in August 2005, he served as the chief executive officer of Entegris since January 2001. Mr. Dauwalter joined Entegris in 1972 and held a variety of positions prior to his first executive appointment in March 2000 as chief operating officer.

Jay D. Debertin, age 46, has served as one of our directors since June 2006, and serves as the chairman of our finance and planning committee. Mr. Debertin was appointed to our board of directors pursuant to an agreement with CHS Inc., a diversified energy, grains and foods company and our largest shareholder, which, among other things, entitles CHS to nominate one person to our board of directors. This right to nominate a director expires at this annual meeting. Mr. Debertin currently serves as executive vice president and chief operating officer, processing, of CHS, a position he has held since December 2004. Prior to becoming executive vice president and chief operating officer, processing, Mr. Debertin served as senior vice president, energy operations, of CHS since January 2001. Mr. Debertin also currently serves on the boards of directors of the National Cooperative Refinery Association, Horizon Milling, LLC and Ventura Foods, LLC.

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance guidelines. According to these guidelines, the business and affairs of US BioEnergy will be managed by or under the direction of our board. The board’s goal is to oversee and direct management in building long-term value for the company’s shareholders. In addition to serving the long-term interests of shareholders, the board’s goal is to assure the vitality of the company for our customers, employees and the communities in which we operate, which goal includes the promotion of the highest ethical standards. A copy of our corporate governance guidelines is available to shareholders at our corporate website, www.usbioenergy.net, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Director Independence

Our board has made an affirmative determination that the following three directors have no relationship with US BioEnergy or any of its subsidiaries (other than being a director and shareholder of the company) and, accordingly, meet the applicable requirements for “independence” under the NASDAQ listing standards: James E. Dauwalter, James B. Morgan and Mark A. Ruelle. Our corporate governance guidelines and the rules of the NASDAQ Global Market require that within twelve months of December 15, 2006, the date of the company’s listing on the NASDAQ Global Market in connection with the initial public offering of the company’s common stock, the board must be comprised of a majority of directors who qualify as independent directors in accordance with applicable NASDAQ listing standards. We intend to comply with this requirement.

Lead Independent Director

According to our corporate governance guidelines, if the chairman of the board is not an independent director, our independent directors will designate one of their number to serve as a lead independent director. Otherwise, if the chairman of the board is an independent director, he or she will serve as the lead independent director. Because our chairman is not an independent director, the independent directors have designated James B. Morgan to serve as our lead independent director. The lead independent director’s duties will include coordinating the activities of the independent directors, coordinating the agenda for, and moderating sessions of, the board’s independent directors, approving meeting schedules and agendas for the board and serving as a liaison between the independent directors and the chief executive officer.

Separate Sessions of Independent Directors

On a regularly scheduled basis, but not less frequently than quarterly, our independent directors meet in executive session without management present. Our corporate governance guidelines state that the executive sessions of the board will be chaired by either the chairman of the board (if he or she is an independent director) or by the lead independent director (if the chairman is not an independent director). Because our chairman is not an independent director, our lead independent director, Mr. Morgan, chairs the executive sessions of the board. These executive sessions of the board serve as the forum for, among other things, the open and critical discussion and evaluation of the company’s management and discussion of management succession plans.

Codes of Ethics

Our board has adopted a code of ethics that applies to our officers and directors, including our chief executive officer, chief financial officer and controller, and a code of business conduct and ethics that applies to our officers, directors and employees. Copies of these codes of ethics are available to shareholders without charge at our corporate website, www.usbioenergy.net, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. We will disclose amendments to, or waivers from, our code of ethics on our corporate website, www.usbioenergy.net.

Committees of the Board of Directors

Our board has established four separate standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the finance and planning committee. Our board has adopted written charters for each of these committees and copies of these charters are available to shareholders at our corporate website, www.usbioenergy.net, or by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Committee Assignments of the Board of Directors

Nominating and
					Corporate		Finance and
	Audit		Compensation		Governance		Planning
	Committee		Committee		Committee		Committee

Gordon W. Ommen
James E. Dauwalter	✓		✓		✓	*
Jay D. Debertin							✓	*
Jennifer A. Johnson							✓
Clifford F. Mesner							✓
James B. Morgan	✓		✓	*	✓
Mark A. Ruelle	✓	*	✓		✓

*	Chairperson

Audit Committee

Our audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The committee consists of Mark A. Ruelle (chairman), James E. Dauwalter and James B. Morgan, all of whom our board has affirmatively determined to be independent and to meet each of the other requirements for audit committee members under applicable NASDAQ listing standards. Our board has also determined that Mr. Ruelle is an “audit committee financial expert,” as defined by the Securities and Exchange Commission (the “SEC”). The audit committee assists the board in fulfilling its oversight responsibility for (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls, (2) the performance of our internal audit function, (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the audit committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm’s qualifications, independence and performance. The audit committee’s report to shareholders appears elsewhere in this proxy statement.

Compensation Committee

Our compensation committee consists of James B. Morgan (chairman), James E. Dauwalter and Mark A. Ruelle, all of whom our board has affirmatively determined to be independent under applicable NASDAQ listing standards. Our board has also determined that all of the members of the committee qualify as “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act, and “outside directors,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The compensation committee oversees our compensation and employee benefit plans and practices, including our executive compensation plans, director compensation plans and incentive compensation and equity-based plans. The compensation committee’s report to shareholders appears elsewhere in this proxy statement. Additional information regarding the processes and procedures of the compensation committee in recommending and determining compensation for our directors and executive officers is set forth below under the heading “Compensation Discussion and Analysis.”

Finance and Planning Committee

Our finance and planning committee consists of Jay D. Debertin (chairman), Jennifer A. Johnson and Clifford F. Mesner. The finance and planning committee assists the board and the company’s management in (1) establishing appropriate enterprise risk management policies and strategies to, among other things, manage commodity price risk, (2) establishing effective financial management of the company and its subsidiaries, (3) establishing appropriate capital and operating budgets and financial forecasts and (4) evaluating matters relating to potential mergers, acquisitions or dispositions of assets.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of James E. Dauwalter (chairman), James B. Morgan and Mark A. Ruelle, all of whom our board has affirmatively determined to be independent under applicable NASDAQ listing standards. The nominating and corporate governance committee’s responsibilities include (1) identifying and recommending to the board individuals qualified to serve as directors and on committees of the board, (2) advising the directors with respect to the board’s composition, procedures and committees, (3) developing and recommending to the board a set of corporate governance principles and (4) overseeing the evaluation of the board and the board committees.

Attendance of Directors at Meetings

Directors are expected to attend meetings of our board and the committees on which they serve, as well as our annual meeting of shareholders. A director who is unable to attend a meeting (which it is understood will occur on occasion) is expected to notify the chairman of the board or the chairman of the appropriate committee in advance of such meeting.

During 2006, the board of directors held sixteen meetings, our audit committee held two meetings, our compensation committee held thirteen meetings and our nominating and corporate governance committee held one meeting. All of our directors attended at least 93% of these meetings. This is our first annual meeting of shareholders since we became a public company in December 2006.

Non-Employee Director Stock Ownership

The board of directors believes that it is important for each director to have a financial stake in the company to help align the director’s interests with those of the company’s shareholders. To meet this objective, each director who is not an employee of the company will be expected to own at least that number of shares of our common stock (restricted and unrestricted) equal to three times the number of shares included in the most recent annual grant of shares to such non-employee director at all times during his or her tenure on the board of directors, provided that new directors will have up to three years of service on the board of directors to meet the ownership requirements.

Board of Directors’ Self-Evaluation

The nominating and corporate governance committee will coordinate an annual self-assessment of the board of directors’ performance as well as the performance of each committee of the board of directors, the results of which are discussed with the full board of directors and each committee. The assessment includes a review of any areas in which the board of directors or management believes the board of directors can make a better contribution to the company. The nominating and corporate governance committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the board of directors and making recommendations to the board of directors with respect to assignments of directors to various committees.

Director Orientation and Education

The company will provide new directors with a director orientation program to familiarize such directors with, among other things, the company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, codes of ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. Directors are encouraged to attend, at the company’s expense, continuing educational programs to further their understanding of the company’s business and enhance their performance on the board of directors.

Communications with Directors

The board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the board, any board committee or any chairperson of any such committee by mail. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o the corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

All communications received as set forth in the preceding paragraph will be opened by our general counsel for the sole purpose of determining whether the contents represent a message to one or more of our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to each addressee. In the case of communications to the board or any group or committee of directors, our general counsel will make sufficient copies of the contents for each director who is a member of the board or of the group or committee to which the envelope or correspondence is addressed.

Shareholder Recommendations of Director Candidates

The nominating and corporate governance committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the committee will take into consideration the needs of the board and the qualifications of the candidate. The committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the committee, a shareholder must submit the recommendation in writing and include the following information:

•	the name of the shareholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of US BioEnergy, and the person’s consent to be named as a director if selected by the committee and nominated by the board.

The shareholder recommendation and information described above must be sent c/o the corporate secretary at the address on the notice of annual meeting accompanying this proxy statement and must be received by the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of our most recent annual meeting of shareholders.

The nominating and corporate governance committee believes that the minimum qualifications for serving as a director of US BioEnergy are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the committee will examine a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, age, potential conflicts of interest, material relationships with US BioEnergy and independence from management and the company. The committee will also seek to have the board represent a diversity of backgrounds and experience.

The nominating and corporate governance committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the board. The nominating and corporate governance committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by shareholders.

Once a person has been identified by the nominating and corporate governance committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and corporate governance committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the board, the nominating and corporate governance committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

COMMON STOCK OWNERSHIP

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of April 16, 2007, concerning the beneficial ownership of each person known to us to beneficially own 5% or more of our common stock. The information in the table and the related notes are based on our stock records as well as statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

	Amount and
	Nature of
Name and Address of	Beneficial		Percent of
Beneficial Owner	Ownership(1)		Class(2)

CHS Inc.	14,380,000	(3)	21.15%
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
Gordon W. Ommen and Affiliates	14,455,993	(4)	21.01%
111 Main Avenue
Brookings, SD 57006
Roland J. and Diane Fagen and Affiliates	14,442,874	(5)	21.00%
P.O. Box 159
501 West Highway 212
Granite Falls, MN 56241

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote, and sole power to dispose or direct the disposition, of the shares listed.

(2)	Unless otherwise indicated, percentages are calculated based upon common stock outstanding as of April 16, 2007, and beneficial ownership of common stock as set forth in the statements on Schedule 13D or Schedule 13G filed by the respective beneficial owners with the SEC.

(3)	Includes 5,000 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of April 16, 2007.

(4)	Includes shares of common stock owned by each of Gordon W. Ommen, Capitaline Advisors, LLC, Capitaline General Partner, LLC, Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP, Capitaline Renewable Energy III, LP and BirdDog Capital, LLC. As the sole member of Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP and Capitaline Renewable Energy III, LP, Mr. Ommen has voting and investment control over 66,180, 6,875,000 and 3,250,000 shares of common stock held by Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP and Capitaline Renewable Energy III, LP, respectively. As the sole member of Capitaline Advisors, LLC, Mr. Ommen has voting and investment control over 812,500 shares of common stock issuable upon exercise of options held by Capitaline Advisors, LLC that are exercisable currently. Mr. Ommen is also the sole member of BirdDog Capital, LLC, and as a result, he has voting and investment control over 3,125,000 shares of common stock held by BirdDog Capital, LLC. Also includes Mr. Ommen’s indirect beneficial ownership of 1,000, 500 and 500 shares of common stock held by his wife, son and daughter, respectively. Mr. Ommen disclaims beneficial ownership of the 500 shares of common stock held by each of his son and daughter. Mr. Ommen directly owns 317,813 shares of common stock, which includes 9,500 shares of restricted stock and stock options representing the right to acquire 7,500 shares of common stock exercisable currently or within 60 days of April 16, 2007.

(5)	Includes shares of common stock owned by each of Roland J. “Ron” Fagen and his wife, Diane Fagen, Platte Valley Energy, LLC and Global Ethanol, Inc. Mr. Fagen has voting and investment control of 335,312 shares of common stock held by Mr. Fagen, which includes stock options representing the right to acquire 7,500 shares of common stock currently or within 60 days of April 16, 2007. Mr. Fagen shares with Mrs. Fagen voting and investment control of (i) 8,925,062 shares of common stock held by Platte Valley Energy, LLC and (ii) 4,362,500 shares of common stock held by Global Ethanol, Inc. and 812,500 shares of common stock issuable upon exercise of options held by Global Ethanol, Inc. that are exercisable currently.

Common Stock Ownership of Management

The following table sets forth information, as of April 16, 2007, concerning the beneficial ownership of our common stock by (1) each director and each of the executive officers named in the summary compensation table of this proxy statement and (2) all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial
Name of Beneficial Owner	Ownership(1)		Percent of Class

Outside Directors
James E. Dauwalter	17,825		* %
Jay D. Debertin	3,625		* %
Jennifer A. Johnson	70,835	(2)	* %
Clifford F. Mesner	201,235	(3)	* %
James B. Morgan	1,631,125	(4)	2.40%
Mark A. Ruelle	6,425		* %
Management
Gordon W. Ommen	14,455,993	(5)	21.01%
Richard K. Atkinson	27,844		* %
Chad D. Hatch(6)	25,250	(7)	* %
Randall G. Ives	81,350	(8)	* %
Michael F. Malecha(9)	8,750		* %
Gregory S. Schlicht	17,222		* %
Brian D. Thome(10)	10,375	(11)	* %
All directors and executive officers as a group (14 persons)	16,566,054		24.07%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote, and sole power to dispose or direct the disposition, of the shares listed, either individually or jointly or in common with the individual’s spouse, subject to community property laws where applicable.

(2)	Includes 7,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of April 16, 2007. Also includes 1,400 shares of common stock held by Ms. Johnson’s son.

(3)	Includes shares of common stock held by PVF Investments, LLC. Clifford Mesner has voting and investment control over, and may be considered the beneficial owner of, 132,360 shares of common stock held by PVF Investments, LLC.

(4)	All securities of the company held by Mr. Morgan have been pledged as security to First Bank & Trust in Brookings, South Dakota. Includes 2,500 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of April 16, 2007.

(5)	Includes shares of common stock owned by each of Gordon W. Ommen, Capitaline Advisors, LLC, Capitaline General Partner, LLC, Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP, Capitaline Renewable Energy III, LP and BirdDog Capital, LLC. As the sole member of Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP and Capitaline Renewable Energy III, LP, Mr. Ommen has voting and investment control over 66,180, 6,875,000 and 3,250,000 shares of common stock held by Capitaline Renewable Energy, LP, Capitaline Renewable Energy II, LP and Capitaline Renewable Energy III, LP, respectively. As the sole member of Capitaline Advisors, LLC, Mr. Ommen has voting and investment control over 812,500 shares of common stock issuable upon exercise of options held by Capitaline Advisors, LLC that are exercisable currently. Mr. Ommen is also the sole member of BirdDog Capital, LLC, and as a result, he has voting and investment control over 3,125,000 shares of common stock held by BirdDog Capital, LLC. Also includes Mr. Ommen’s indirect beneficial ownership of 1,000, 500 and 500 shares of common stock held by his wife, son and daughter, respectively. Mr. Ommen disclaims beneficial ownership of the 500 shares of common stock held by each of his son and daughter. Mr. Ommen directly owns 317,813 shares of common stock, which includes 9,500 shares of restricted stock and stock options representing the right to acquire 7,500 shares of common exercisable currently or within 60 days of April 16, 2007.

(6)	Mr. Hatch provided services to us as vice president and chief financial officer from January 2005 to May 2006, and vice president and treasurer from May 2006 to February 2007. He currently serves as vice president of corporate development of the company.

(7)	Includes 6,750 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of April 16, 2007.

(8)	Includes 4,250 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of April 16, 2007, and Mr. Ives’s indirect beneficial ownership of 37,500 shares of common stock held by his wife.

(9)	Mr. Malecha was hired as our senior vice president of risk management in May 2005 and ceased to be employed by us in November 2006.

(10)	Mr. Thome was hired as our president in March 2006 and ceased to be employed by us in March 2007.

(11)	Includes 1,000 shares of common stock issuable upon exercise of options that are exercisable currently or within 60 days of April 16, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this proxy statement any failure by directors, officers and 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and officers, we believe that all such filing requirements were met during 2006, except that Ms. Johnson was late in reporting on Form 4 her indirect beneficial ownership of 1,400 shares of our common stock acquired by her son in an open market transaction on December 15, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal year 2006, as well as three other most highly compensated officers and one former executive officer whose 2006 compensation caused him to be a named executive officer in fiscal year 2006, are referred to as the “named executive officers.”

The compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to the company’s compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the chief executive officer are similar in form to the compensation and benefits provided to our other executive officers.

Compensation Philosophy and Objectives

The primary objectives of the compensation committee with respect to executive compensation are (a) to attract, retain and motivate highly qualified and talented executives who will contribute to the company’s success by reason of their ability, ingenuity and industry, (b) to tie annual and long-term cash and equity incentives to the achievement of corporate business strategies and individual and corporate performance goals, and (c) to align executives’ compensation with stockholders’ interests. To achieve these objectives, the compensation committee expects to implement and maintain compensation plans that tie a portion of executives’ overall compensation to our financial performance and the trading price of our common stock.

Shortly following the company’s initial public offering, the compensation committee retained the compensation consulting firm of Mercer Human Resource Consulting (“Mercer”) to evaluate its compensation practices and to assist the company to design and implement its executive compensation program. Mercer, among other things, has helped the compensation committee to identify a competitive industry-based peer group and to analyze the competitive performance and compensation levels prevalent in this peer group. In this regard, Mercer met individually with the members of the compensation committee and senior management to learn about our business operations and strategy as a public company and the markets in which we would compete. In reviewing the competitiveness of the value of our employees’ and, in particular, our named executive officers’ overall compensation, including base salaries and long-term incentive compensation, Mercer gathered information about numerous peer companies. The compensation committee and Mercer are continuing to evaluate and determine the appropriate industry-based peer group.

In assessing the competitiveness of the compensation provided to our named executive officers, Mercer also reviewed surveys and benchmarking databases to compare various aspects of our compensation program to the programs of companies it was considering to be included in our peer group and also of other companies in certain related industries. The compensation committee is in the process of evaluating Mercer’s recommendations in light of the company’s compensation philosophy and objectives.

For periods prior to the initial public offering, the compensation committee was not constituted in the same way as it is currently. Prior to the initial public offering, the compensation committee (as then constituted) sought principally to motivate and reward executive officers for their efforts toward the completion of the initial public offering and the development and construction of ethanol plants. As discussed below, most of the actions taken by the compensation committee, as currently constituted, relate to the compensation of the chief executive officer and other named executive officers for the periods from and following the initial public offering. However, in the spring of 2006 (prior to our initial public offering), the compensation committee retained the consulting firm of Pearl Meyer & Partners (“Pearl Meyer”) to assist the company in refining its compensation program for our executive officers. In performing its review of our compensation program, Pearl Meyer compared our compensation (both long-term and short-term) and our equity practices to companies in a range of peer groups, including a peer group comprised of companies in the ethanol industry. The compensation committee recommended, and our board approved, certain modifications to our compensation program for executive officers prior to our initial public offering.

Performance to be Rewarded and Procedural Approaches to Accomplish Compensation Objectives

Our compensation committee believes the executive compensation provided by the company to its executives, including the named executive officers, should include both cash and stock-based compensation that rewards performance.

From and following the initial public offering, the compensation committee will review at least annually:

•	the goals and objectives of the company’s executive compensation plans, and amend, or recommend that our board amend, these goals and objectives as the compensation committee deems appropriate; and

•	the company’s executive compensation plans in light of the company’s goals and objectives with respect to these plans, and, if the compensation committee deems it appropriate, adopt, or recommend to our board the adoption of, new, or the amendment of existing, executive compensation plans.

In addition, from and following the initial public offering, the compensation committee will evaluate annually the performance of our chief executive officer in light of the goals and objectives of the company’s executive compensation plans, and, either as the compensation committee or together with the other independent directors (as directed by our board), determine and approve, or recommend to the board for its approval, the chief executive officer’s compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer’s compensation, the compensation committee will consider all relevant factors, including the company’s performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the chief executive officer of the company in past years. The chief executive officer will not be present at either compensation committee or board level deliberations concerning his compensation.

With respect to other executive officers, including the named executive officers, the compensation committee will review annually their performance in light of the goals and objectives of the company, and, either as the compensation committee or together with the other independent directors (as directed by our board), determine and approve, or recommend to the board for its approval, the compensation of these other executive officers. To the extent that long-term incentive compensation is a component of an executive officer’s compensation, the compensation committee will consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the chief executive officer.

From time to time, the compensation committee may delegate to our chief executive officer, our vice president of human resources or our corporate secretary the authority to implement certain decisions of the committee or to fulfill certain administrative duties.

Compensation Components

Our executive compensation is divided into the following components.

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, taking into account competitive market compensation paid by comparable companies for similar positions. Generally, we believe that executive base salaries should be targeted at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience. For 2007, the compensation committee increased base salary levels of our executive officers based on the data compiled by Mercer as well as other available market data and a review of each executive officer’s performance, experience and role in the company. For 2007, our chief executive officer and chief financial officer’s base salaries were increased to $418,000 and $309,000, respectively. Other current executive officers who received increases to their 2007 base salaries include Gregory S. Schlicht, Kim Y. Regenhard and Chad D. Hatch, who received base salary increases to $196,000, $206,000 and $157,500, respectively.

Annual Incentive

In 2006 and prior years, incentive compensation to executives was granted on a discretionary basis. We are in the process of designing an annual incentive program providing for a cash incentive that will be dependent upon the level of achievement of stated corporate goals and personal performance goals, calculated as a percentage of the executive officer’s base salary, with higher ranked executives being compensated at a higher percentage of base salary. The compensation committee plans to approve a 2007 annual incentive award for the chief executive officer, and the annual incentive award for each named executive officer below the chief executive officer level will be based on the chief executive officer’s recommendations, but ultimately will be determined by the compensation committee based on its assessment of the above goals. Although for 2007, the compensation committee plans to approve incentive payments for our named executive officers based on its assessment of the attainment of certain corporate and personal performance goals, the compensation committee may modify the company’s annual incentive structure for executive officers based on its review of the compensation analysis and recommendations of Mercer. Further information regarding the 2006 incentive opportunities to our named executives is set forth in the sections “Summary Compensation Table” and “Grant of Plan Based Awards” on pages 16 and 17, respectively.

Long-Term Incentive Program

In 2006, the company adopted the 2006 Stock Incentive Plan (which we refer to as the “Stock Incentive Plan”) so that awards may be granted based on achievement of long-term performance goals and to instill in our executive officers an ownership culture through the grant of stock-based awards. The Stock Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. Under the Stock Incentive Plan, the exercise price of our options may not be less than 100% of the fair market value of our shares of common stock, defined as the closing price of the shares on the day preceding the date of grant.

In 2007, we intend to provide long-term awards through a combination of stock options, which will vest over time, subject to continued employment, and/or restricted stock, which will vest over time subject to continued service and/or achievement of performance goals.

IPO Grants

In recognition of becoming a public company, on the date of the closing of the initial public offering, we made grants of stock options and restricted stock to our named executive officers. Information regarding the terms of these grants that were made to our named executive officers is set forth in the “Grant of Plan Based Awards Table” on page 17.

Annual Equity Awards

We intend to begin an annual practice of making equity awards to officers, including our named executive officers, as well as non-executives, starting in 2007. We have not, however, determined when these equity awards will be granted or whether the date of grant will be uniform from year to year. We expect to set the aggregate value of these awards at competitive median levels for comparable companies.

Broad-Based Employee Grants

In addition, in connection with the initial public offering, we granted options to purchase 68,750 shares of our common stock and 134,367 shares of restricted stock, in each case, to employees other than executives, in recognition of their individual achievements and contributions to corporate or business unit performance and in recognition of the critical need to retain such individuals. We intend to continue to make broad-based equity grants to employees in the future.

Employee Stock Purchase Plan

We adopted an employee stock purchase plan, and expect to have the first offering period commence on June 1, 2007. This plan will give all our employees the opportunity to purchase our common stock under a broad-based tax qualified employee stock purchase plan.

401(k) Plan

We also maintain a tax-qualified 401(k) plan pursuant to which our employees may make salary deferrals and the company makes a matching contribution of 100% of an employee’s contributions, up to 4% of the employee’s eligible compensation. Matching contributions vest after three years of service with the company. All of our employees may participate in this plan, subject to the satisfaction of certain eligibility requirements.

Other Compensation

In addition to the compensation components described above, and consistent with our pay-for-performance compensation philosophy, we intend to continue to maintain modest executive benefits and perquisites for officers, including our named executive officers; provided, however, that the compensation committee may revise, amend, or add to the officers’ executive benefits and perquisites if it deems advisable such as to remain competitive with comparable companies and/or to retain individuals who are critical to the company. We believe these benefits and perquisites are currently below median competitive levels for comparable companies. In addition, the company is contemplating entering into change in control agreements with our named executive officers. The ultimate terms of these agreements have not been determined by the compensation committee, but may be based in part on the analysis and recommendations of Mercer based on its review of the components of change in control agreements maintained by the companies in the peer group, once such peer group is determined.

In connection with their relocation to our headquarters, Messrs. Atkinson, Malecha, Schlicht and Thome received relocation benefits pursuant to the terms of our relocation policy, which we adopted in 2006. Benefits under this policy are available to current and, in the discretion of the company, newly hired full-time employees who are transferred at the company’s request. These benefits include moving expenses, home sale assistance, certain closing costs, house hunting and temporary living expenses, and federal, state and FICA tax gross-ups for most non-deductible relocation related expenses. In Mr. Thome’s case, he also received a moving bonus in addition to reimbursement for certain moving expenses. Further information regarding the relocation benefits provided to Messrs. Atkinson, Malecha, Schlicht and Thome is set forth in the “Summary Compensation Table” on page 16. In addition, our board approved the use of a company pilot in 2007 by Mr. Ommen, but such use is not expected to have an incremental cost to the company and is not expected to be significant.

Severance Agreement

The company and Mr. Malecha entered into a severance agreement dated November 16, 2006, in connection with the termination of Mr. Malecha’s employment, pursuant to which Mr. Malecha received a severance payment in the amount of $88,907. In exchange for this payment, Mr. Malecha released the company from any potential claims he may have against the company, and agreed to be bound by confidentiality and non-disparagement covenants.

Equity Grant Procedures

Our compensation committee grants equity awards to our officers from time to time to reward officers for continued satisfactory performance and to reinforce our goal that a portion of officers’ compensation be “at-risk” and aligned with the interests of our stockholders. Prior to going public, we granted stock options to our chief executive officer as well as certain other executive officers of the company. We granted these options to reward our officers for their past commitment and contributions to the company, to provide an incentive for them to continue to work diligently toward the accomplishment of our initial public offering, the development and construction of new ethanol plants and the future success of the company, and to align their interests with those of shareholders.

In 2007, we anticipate making equity grants to our officers and certain other employees. However, we have not yet determined in what form or forms of equity grants will be made or to whom the grants will be made.

Role of Executive Officers in Compensation Decisions

Decisions regarding the chief executive officer’s compensation are made by the compensation committee with input from our compensation consultant, which currently is Mercer. However, the compensation committee meets with the chief executive officer to address his compensation. Determinations regarding the compensation of our other named executive officers are made by the compensation committee following recommendations from the chief executive officer, as well as based on input from our compensation consultant.

COMPENSATION COMMITTEE REPORT

The compensation committee reviewed and discussed with management the compensation discussion and analysis section of this proxy statement. Based on its review and the foregoing discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis section be included in this proxy statement and in our Annual Report on Form 10-K for filing with the SEC.

James B. Morgan (Chairman)
James E. Dauwalter
Mark A. Ruelle

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation we provided with respect to the year ended December 31, 2006 for our named executive officers.

							Change in
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation	Earnings	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Gordon W. Ommen	2006	307,417	190,000	11,973	2,217	0	0	0	511,607
Chief Executive Officer, President and Chairman of the Board
Richard K. Atkinson(4)	2006	162,635	120,000	8,552	11,594	0	0	11,816	314,597
Senior Vice President and Chief Financial Officer
Chad D. Hatch(5)	2006	134,616	45,000	6,842	525	0	0	0	186,983
Vice President of Corporate Development
Brian D. Thome(6)	2006	181,870	100,000	16,009	1,167	0	0	118,141	417,187
Former President
Michael F. Malecha(7)	2006	281,722	35,115	0	0	0	0	9,229	326,066
Former Senior Vice President of Risk Management
Randall G. Ives	2006	160,199	42,000	7,931	490	0	0	0	210,620
Senior Vice President of Distillers Grains
Gregory S. Schlicht(8)	2006	81,119	70,000	6,842	817	0	0	60,577	219,355
Vice President, General Counsel and Corporate Secretary

(1)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for these stock awards. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006.

Additional information with respect to the restricted stock awards for 2006 is set forth below under the headings “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(2)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for the option awards. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to the stock option awards for 2006 is set forth below under the headings “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(3)	Amounts in this column represent: (i) with respect to Mr. Atkinson, his other compensation is comprised of $10,884 for closing costs related to the purchase of a home and $932 related to transporting his family in connection with moving; (ii) with respect to Mr. Thome, his other compensation is comprised of a $100,000 moving payment, $17,773 for incidental relocation costs and $368 related to transporting his family in connection with moving; (iii) with respect to Mr. Malecha, his other compensation of $9,229 is for incidental relocation costs; and (iv) with respect to Mr. Schlicht, his other compensation is comprised of $43,973 for incidental relocation costs, $15,715 for closing costs related to the purchase of a home, $624 for transporting his household goods and $265 related to transporting his family in connection with moving.

(4)	Mr. Atkinson began serving as our senior vice president and chief financial officer in June 2006.

(5)	Mr. Hatch provided services to us as vice president and chief financial officer from January 2005 to May 2006, and vice president of finance and treasurer from May 2006 to February 2007. He currently serves as vice president of corporate development of the company.

(6)	Mr. Thome was hired as our president in March 2006 and ceased to be employed by us in March 2007.

(7)	Mr. Malecha was hired as our senior vice president of risk management in May 2005 and ceased to be employed by us in November 2006.

(8)	Mr. Schlicht began serving as our vice president, general counsel and corporate secretary in July 2006.

Grants of Plan-Based Awards

		All Other Stock	All Other Option
		Awards:	Awards: Number		Grant Date
		Number of	of Securities	Exercise or Base	Fair Value of
		Shares of Stock	Underlying	Price of Option	Stock and
		or Units(1)	Options(1)	Awards(1)	Option Awards(2)
Name	Grant Date	(#)	(#)	($/Sh)	($)

Gordon W. Ommen	12/15/06	—	87,500	14.00	718,375
	12/15/06	9,500	—	—	133,000
Richard K. Atkinson	12/15/06	—	62,500	14.00	513,125
	12/15/06	27,844	—	—	389,816
Chad D. Hatch	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	50,000	14.00	410,500
	12/15/06	2,250	—	—	31,500
Brian D. Thome(3)	2/27/06	—	5,000	8.00	25,400
	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	62,500	14.00	513,125
	12/15/06	5,000	—	—	70,000
Michael F. Malecha(4)	—	—	—	—	—
Randall G. Ives	5/22/06	—	2,500	12.04	21,000
	12/15/06	—	37,500	14.00	307,875
	12/15/06	2,100	—	—	29,400
Gregory S. Schlicht	12/15/06	—	50,000	14.00	410,500
	12/15/06	14,422	—	—	201,908

(1)	The shares of restricted stock will vest ratably on each of the first five anniversaries of the grant date, subject to earlier forfeiture or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged or otherwise disposed of (except by will or the laws of descent and distribution). Subject to continued employment and accelerated vesting, the option grants in 2006 become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and have a ten-year term.

(2)	Amounts in this column represent the grant date fair value computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) of stock and option awards. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006.

(3)	Mr. Thome, our former president, resigned in March 2007. All of Mr. Thome’s options and restricted stock granted to him in 2006 terminated as of his resignation. However, with respect to his February 27, 2006 grant, for three months following his resignation date, Mr. Thome can exercise 1,000 options underling that grant.

(4)	Mr. Malecha ceased to be employed by us in November 2006.

Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)(3)				Stock Awards(2)(3)
	Number of	Number of			Number of	Market
	Securities	Securities			Shares or	Value of
	Underlying	Underlying			Units of	Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have
	(#)	(#)	Price	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Gordon W. Ommen	2,500	—	4.00	1/28/15	—	—
	2,500	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	87,500	14.00	12/15/16	—	—
	—	—	—	—	9,500	161,500
Richard K. Atkinson	—	62,500	14.00	12/15/16	—	—
	—	—	—	—	27,844	473,348
Chad D. Hatch	2,500	—	4.00	1/28/15	—	—
	1,250	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	2,500	12.04	5/22/16	—	—
	—	50,000	14.00	12/15/16	—	—
	—	—	—	—	2,250	38,250
Brian D. Thome(4)	2,500	—	4.00	1/28/15	—	—
	2,500	—	4.00	11/28/15	—	—
	—	5,000	4.00	1/28/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	5,000	8.00	2/27/16	—	—
	—	2,500	12.04	5/22/16	—	—
	—	62,500	14.00	12/15/16	—	—
	—	—	—		5,000	85,000
Michael F. Malecha(5)	1,250	—	4.00	2/21/07	—	—
Randall G. Ives	1,250	—	4.00	5/5/15	—	—
	1,250	—	4.00	11/28/15	—	—
	—	5,000	4.00	5/5/15	—	—
	—	5,000	4.00	11/28/15	—	—
	—	2,500	12.04	5/22/16	—	—
	—	37,500	14.00	12/15/16	—	—
	—	—	—	—	2,100	35,700
Gregory S. Schlicht	—	50,000	14.00	12/15/16	—	—
	—	—	—	—	14,422	245,174

(1)	All of the stock options with an exercise price of $4.00 per share were granted on January 28, 2005, May 5, 2005 and November 28, 2005; all of the stock options with an exercise price of $8.00 per share were granted on February 27, 2006; all of the stock options with an exercise price of $12.04 per share were granted on May 22, 2006; and all of the stock options with an exercise price of $14.00 were granted on December 15, 2006.

(2)	All of the restricted stock awards were granted on December 15, 2006.

(3)	The shares of restricted stock will vest ratably on each of the first five anniversaries of the grant date, subject to continued employment or accelerated vesting. Until vested, the shares of restricted stock may not be sold, assigned, transferred, donated, pledged or otherwise disposed of (except by will or the laws of descent and distribution). Subject to continued employment or accelerated vesting, the options will generally become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and have a ten-year term, unless otherwise noted. Options granted on January 28, 2005, to Messrs. Hatch, Ommen and

Thome and on November 28, 2005, to Mr. Ommen, vest equally over three years beginning on the first anniversary of the applicable grant date (subject to continued employment) and have a seven-year term.

(4)	All options and restricted stock granted to Mr. Thome, our former president, terminated upon his resignation of employment in March 2007, except that with respect to his February 27, 2006 grant of stock options, Mr. Thome may exercise 1,000 shares subject to that option for three months following such resignation.

(5)	Mr. Malecha exercised all of his options in February 2007, following the termination of his employment in November 2006.

Change in Control Benefits

The company has not entered into any change in control agreements with its named executive officers. Stock options under our 2005 Stock Incentive Plan, and corresponding award agreements, automatically accelerate and become immediately exercisable upon a change in control with respect to our named executive officers. Stock options and restricted stock under our 2006 Stock Incentive Plan, and corresponding award agreements, do not automatically accelerate upon a change in control.

Under the 2005 Stock Incentive Plan and 2006 Stock Incentive Plan, to the extent the acceleration of exercisability or vesting of an award or a cash payment for such award, together with any other payments, could result in excise tax liability under Sections 4999 and 280G of the Internal Revenue Code, such acceleration or cash payment will be reduced until no portion of such acceleration or cash payment would be subject to such excise tax liability.

Assuming a change in control had occurred on December 31, 2006, with a transaction price equal to the closing price for our stock on the NASDAQ Global Market as of such date, each of the named executive officers would have been entitled to the following acceleration benefits on such date:

	Accelerated Vesting	Accelerated Vesting of
	of Restricted Stock	Stock Options (1)	Total
Name	($)	($)	($)

Gordon W. Ommen	—	130,000	130,000
Richard K. Atkinson	—	—	—
Chad D. Hatch	—	130,000	130,000
Brian D. Thome(2)	—	130,000	130,000
Michael F. Malecha(3)	—	—	—
Randall G. Ives	—	130,000	130,000
Gregory S. Schlicht	—	—	—

(1)	This amount represents the value attributable to the accelerated vesting of outstanding stock option awards held by the named executive officer, which is deemed to equal, for each stock option that would otherwise have been unvested as of such date, the amount by which (x) the aggregate market value on December 31, 2006 of the underlying stock exceeded (y) the aggregate exercise price of the stock option.

(2)	As noted in the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables, all options and restricted stock held by Mr. Thome, our former president, terminated upon his resignation in March 2007, except for 1,000 options granted pursuant to a February 27, 2006 option grant, which remain exercisable for three months following his resignation.

(3)	Mr. Malecha ceased to be employed by us in November 2006.

DIRECTOR COMPENSATION

The following table sets forth cash and non-cash compensation with respect to the year ended December 31, 2006 for our non-employee directors. Mr. Ommen receives no additional compensation for his service as a director or as the chairman of our board of directors.

	Fees
	Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan	All Other
	Cash(1)	Awards(2)	Awards(3)	Compensation	Compensation		Total
Name	($)	($)	($)	($)	($)		($)

Jay D. Debertin	23,500	8,458	0	0	0		31,958
James B. Morgan	27,500	8,458	65,000	0	0		100,958
Jennifer A. Johnson	22,500	5,542	130,000	0	0		158,042
Steven P. Myers(4)	20,250	0	0	0	0		20,250
Clifford F. Mesner	23,500	5,542	0	0	15,300	(5)	44,342
James E. Dauwalter	27,500	8,458	0	0	0		35,958
Mark A. Ruelle	21,950	8,458	0	0	0		30,408

(1)	Amounts in this column represent fees that our non-employee directors earned during 2006 with respect to their annual cash retainers and meeting fees. Additional information with respect to these fees is set forth below under the headings “Annual Cash Retainer” and “Meeting Fees.”

(2)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R (without taking into account any estimate of forfeitures related to service-based vesting conditions) for these stock awards. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. Additional information with respect to these restricted stock awards is set forth below under the heading “Annual Restricted Stock Grant.” All shares of restricted stock were granted on December 15, 2006, and these shares vest ratably on each of the first five anniversaries of the grant date, subject to continued employment and accelerated vesting. As of December 15, 2006, Ms. Johnson and Mr. Mesner each held 2,375 shares of restricted stock and Messrs. Debertin, Morgan, Dauwalter and Ruelle each held 3,625 shares of restricted stock.

(3)	Amounts in this column represent the annual compensation expense for 2006 computed in accordance with SFAS 123R for these option awards. Our assumptions with respect to the SFAS 123R valuation of these equity awards are described in the footnotes to our audited financial statements as of and for the year ended December 31, 2006. Subject to earlier forfeiture or accelerated vesting, the options will generally become exercisable in five equal annual installments beginning with the first anniversary of the date of grant and will have a ten-year term, unless otherwise noted. Options granted on January 28, 2005, to Ms. Johnson and Mr. Myers and on November 28, 2005, to Ms. Johnson and Messrs. Myers and Morgan vest equally over three years beginning on the first anniversary of the applicable grant date and have a seven-year term. As of December 15, 2006, Ms. Johnson and Mr. Myers each held options to purchase 15,000 shares of our common stock (5,000 of which were vested as of such date with respect to both Ms. Johnson and Mr. Myers), and Mr. Morgan held 7,500 options to purchase our common stock (2,500 of which had vested as of such date).

(4)	Mr. Myers ceased to be a director of the company on November 27, 2006.

(5)	Amounts in this column reflect meeting fees for service on local boards of certain subsidiaries of the company.

Annual Cash Retainer

The non-employee members of our board of directors currently receive annual cash retainers of $15,000 in connection with their services as directors. The chairman of our audit committee currently receives an additional annual retainer of $9,000, with audit committee members each receiving additional annual retainers of $6,000. The chairman of each of our compensation, finance and planning, and nominating and corporate governance committees currently receives an additional annual retainer of $6,000, with the members of those committees each receiving additional annual retainers of $4,000.

The annual cash and committee retainers and meeting fees described below under “Meeting Fees” are paid quarterly in arrears, with prorated payments paid to those who commence serving as non-employee directors mid-quarter.

Annual Restricted Stock Grant

On the date of each of our annual meetings, each non-employee director who continues to serve on such date will receive restricted shares of our common stock with a value of $50,000, with prorated awards to be paid to non-employee directors who commenced serving as non-employee directors after the previous annual shareholders meeting. The restricted shares will vest on the first anniversary of the grant date.

In recognition of their services as directors, in both January and November 2005, each of our non-employee directors was granted, under the 2005 Stock Incentive Plan, an option to purchase 7,500 shares of our common stock. Each grant has a seven-year term and an exercise price of $4.00, which was the fair market value of our stock on each of the dates of grant, as determined by our board of directors. Each option vests and becomes exercisable as to 2,500 shares on each of the first three anniversaries of the date of grant.

It is currently intended that prior to each annual shareholders meeting, non-employee directors may elect to receive all or a portion of their annual cash retainer (excluding meeting fees and annual committee retainers) in shares of our common stock under the 2006 Stock Incentive Plan. In addition, in connection with our initial public offering, each non-employee director who had not received any previous company option grants received 3,625 restricted shares of our common stock, and each other non-employee director received 2,375 restricted shares of our common stock. Such restricted shares will vest on the date of this annual meeting of shareholders. All such restricted shares issued to non-employee directors were granted under the 2006 Stock Incentive Plan.

Meeting Fees

Each non-employee director receives an additional $2,500 for each board meeting attended in person, and $500 for each board meeting attended telephonically. In addition, our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Capitaline Advisors, LLC and Affiliates

Capitaline Advisors, LLC is 100% owned and controlled by Gordon W. Ommen, our chief executive officer, president and chairman of the board. Mr. Ommen beneficially owns approximately 21.01% of our outstanding common stock either individually or through his ownership and control of BirdDog Capital, LLC, Mr. Ommen’s private investment company, and Capitaline Advisors, LLC, which is the manager of Capitaline General Partner, LLC, the general partner of a number of Capitaline investment funds. Steve Myers, one of our former directors, is the president of Capitaline Advisors.

Capitaline Advisors provides us with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement. For the year ended December 31, 2006, we paid Capitaline Advisors $780,000 for the services and office space provided to us under this agreement.

In addition, we pay Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. We have entered into two aircraft lease agreements with Capitaline Advisors pursuant to which we pay a monthly fixed fee as well as hourly usage fees for the use of two airplanes owned by Capitaline Advisors. For the year ended December 31, 2006, we paid Capitaline Advisors $336,000 for these travel services.

On May 23, 2006, we terminated a financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4.8 million.

In March 2006, Mr. Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of our common stock, respectively, for a purchase price of approximately $2.5 million and $26.0 million, respectively, in connection with a private placement transaction.

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc. is owned and controlled by Ron Fagen. Ron Fagen served as one of our directors from our inception in October 2004 until June 2006 and he currently beneficially owns approximately 21.0% of our outstanding common stock either individually or through his ownership or control of Platte Valley Energy, LLC and Global Ethanol, Inc. Jennifer Johnson, one of our directors, is the chief financial officer of Fagen, Inc. O. Wayne Mitchell, who served as our director and vice president from our inception until June 2006, formerly served as a senior vice president of Fagen, Inc. Brian Thome, our former president, served as a director of financial investments of Fagen, Inc. from December 2004 to March 2006, during which time Mr. Thome also served as one of our directors.

Fagen, Inc. constructed our Platte Valley, Woodbury and Albert City ethanol plants and also is currently constructing our Ord, Hankinson, Janesville and Dyersville ethanol plants. For the year ended December 31, 2006, we paid Fagen, Inc. $188.4 million for construction services.

In connection with our acquisition of Platte Valley Fuel Ethanol, LLC’s business, we assumed a pre-engineering services agreement between with Fagen Engineering, LLC, an entity owned and controlled by Ron Fagen. Under the pre-engineering services agreement, Fagen Engineering received a fixed fee for time and expenses of $92,500. In addition, for the year ended December 31, 2006, UBE Services, LLC subleased certain space in Wichita, Kansas, to Fagen Engineering for $8,790 in the aggregate.

In March 2006, Ron Fagen and Platte Valley Energy, LLC, an entity controlled by Ron Fagen and his spouse, Diane Fagen, purchased 310,312 and 1,675,000 shares of our common stock, respectively, for a purchase price of approximately $2.5 million and $13.4 million, respectively, in connection with a private placement transaction.

Transactions with CHS Inc.

CHS Inc. beneficially owns approximately 21.15% of our outstanding common stock. Jay Debertin, one of our directors, serves as executive vice president and chief operating officer, processing, of CHS. From November 2005 until June 2006, Dennis Wendland and Don Olson, both of whom are executive officers of CHS, served as members of our board of directors.

Our principal executive offices are located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. We have agreed to lease office space at this location from CHS. For the year ended December 31, 2006, we paid CHS $100,700 as rent under the lease for this office space.

We purchased $12.8 million of grain from CHS for the year ended December 31, 2006.

On March 31, 2006, CHS purchased 4,375,000 shares of our common stock for an aggregate purchase price of $35.0 million in connection with a private placement transaction.

Other Private Placements

On March 31, 2006, we sold an aggregate of 11,175,000 shares of our common stock to fifteen investors, at a price of $8.00 per share for an aggregate purchase price of $89.4 million. In connection with this offering, James Morgan, Jennifer Johnson and Cliff Mesner, each of whom serves as one of our directors, purchased 375,000, 31,250 and 62,500 shares, respectively, for a purchase price of $3.0 million, $0.25 million and $0.5 million, respectively. Steve Myers, one of our former directors, purchased 125,000 shares for a purchase price of $1.0 million. In addition, Brian Thome, our former president, purchased 9,375 shares for a purchase price of $75,000.

Business Combinations

Platte Valley Fuel Ethanol, LLC

In April 2006, we acquired Platte Valley Fuel Ethanol, LLC. In connection with that transaction, the holders of membership interests in Platte Valley Fuel Ethanol received an aggregate of 11,249,995 shares of our common stock, valued at approximately $100.8 million, and approximately $40.0 million in cash. Among these holders were Platte Valley Energy, LLC, PVF Investments, LLC, Aaron Fagen, Evan Fagen, Capitaline Renewable Energy, LP, Jennifer Johnson and O. Wayne Mitchell who received an aggregate of 7,250,062; 132,360; 22,060; 22,060; 66,180; 22,060 and 22,060 shares of our common stock and approximately $25.8 million; $0.5 million; $78,000; $78,000; $235,000; $78,000; and $78,000 in cash, respectively.

Platte Valley Energy, LLC is controlled by Ron Fagen and his spouse, Diane Fagen. Aaron Fagen and Evan Fagen are Ron and Diane Fagen’s adult children. PVF Investments, LLC is owned and controlled by one of our directors, Cliff Mesner, who also served as chairman of Platte Valley Fuel Ethanol prior to the acquisition. Capitaline Advisors, which is owned and controlled by Gordon Ommen, is the manager of Capitaline General Partner, LLC, the general partner of Capitaline Renewable Energy, LP.

In September 2006, we changed the name of Platte Valley Fuel Ethanol, LLC to US Bio Platte Valley, LLC.

Val-E Ethanol, LLC

In connection with our acquisition of Platte Valley Fuel Ethanol, LLC in April 2006, we acquired 50.18% of the membership interests of Val-E Ethanol, LLC. Concurrently with the Platte Valley Fuel Ethanol transaction, we acquired the remaining 49.82% membership interests in Val-E Ethanol. In connection with this transaction, holders of 49.82% of the membership interests in Val-E Ethanol received an aggregate of 1,551,250 shares of our common stock, valued at approximately $13.9 million. Among these holders were Ron Fagen, Aaron Fagen, Evan Fagen and Jennifer Johnson, who received 37,500, 6,250, 6,250 and 6,250 shares of our common stock, respectively.

In September 2006, we changed the name of Val-E Ethanol, LLC to US Bio Ord, LLC.

Provista Renewable Fuels Marketing

In March 2006, UBE Services, LLC sold 50% of its membership interest in its wholly-owned subsidiary, Provista, formerly known as United Bio Energy Fuels, LLC, to CHS for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member.

In connection with the sale of 50% of UBE Services’ membership interest in Provista to CHS, CHS was appointed the manager of Provista. As manager, CHS is paid a management fee equal to the costs to CHS of providing the management services, with the amount of such fee to generally be determined on an annual basis by mutual agreement of Provista and CHS. For the year ended December 31, 2006, Provista paid CHS $1.2 million for management services provided to Provista.

In March 2006, we also entered into a master agreement with Provista regarding ethanol sales and marketing. Pursuant to this master agreement, we will sell to Provista, and it will market on our behalf, all of the ethanol produced at our existing and future plants. Provista is paid a marketing fee based on a percentage of the ethanol sales price. Pursuant to the master agreement, certain of our subsidiaries, including our Albert City, Woodbury, Platte Valley and Ord subsidiaries, have entered into separate ethanol sales and marketing agreements that are substantially identical in all material respects to the master agreement. For the period beginning September 1, 2006 and ending December 31, 2006, we paid Provista $1.9 million for ethanol marketing services and Provista paid us $61.7 million for ethanol purchases. Prior to September 1, 2006, Provista was accounted for as one of our consolidated subsidiaries.

In March of 2006, our UBE Services subsidiary entered into an agreement with Provista, pursuant to which UBE Services leases the services of certain of its employees to Provista. For the year ended December 31, 2006, Provista paid UBE Services $63,000 for management services provided under this agreement.

Policy Regarding Related Person Transactions

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid such transactions.

Nevertheless, we recognize that there are situations where related person transactions may be in, or not inconsistent with, the best interests of the company and its shareholders, including but not limited to situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources, or when we provide products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In order to deal with the potential conflicts inherent in such transactions, our nominating and corporate governance committee recently adopted a policy regarding related person transactions. For purposes of this policy, (i) a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the company (including its subsidiaries) was, is or will be a participant and the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect interest, and (ii) a “related person” means:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person will be consummated or amended only if the following steps are taken:

•	Our legal department will assess whether the proposed transaction is a related person transaction for purposes of this policy.

•	If our legal department determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to the nominating and corporate governance committee for consideration at the next committee meeting.

•	The nominating and corporate governance committee will consider all of the relevant facts and circumstances available to the committee, including (if applicable) but not limited to: (i) the benefits to the company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction and (v) the terms available to unrelated third parties or to employees generally.

•	The nominating and corporate governance committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee determines in good faith.

•	The nominating and corporate governance committee will convey its decision with respect to the related person transaction in question to the general counsel, who will convey the decision to the appropriate persons within the company.

At the nominating and corporate governance committee’s first meeting of each fiscal year, the committee will review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the company of more than $10,000. Based on all relevant facts and circumstances, taking into consideration the company’s contractual obligations, the committee will determine if it is in the best interests of the company and its shareholders to continue, modify or terminate the related person transaction.

No member of the nominating and corporate governance committee may participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee has selected McGladrey & Pullen, LLP as the independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for 2007. McGladrey & Pullen, LLP was our independent registered public accounting firm for the year ended December 31, 2006.

McGladrey & Pullen, LLP representatives are expected to attend the 2007 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2007. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of McGladrey & Pullen, LLP to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the audit committee will reconsider its selection of McGladrey & Pullen, LLP as our independent registered public accountants for 2007. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of US BioEnergy and its shareholders.

The board of directors recommends that you vote FOR the proposal to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accountants for 2007.

AUDIT AND NON-AUDIT FEES

On behalf of US BioEnergy and its affiliates, the audit committee retained McGladrey & Pullen, LLP to audit our consolidated financial statements for 2006. In addition, the audit committee retained McGladrey & Pullen, LLP, as well as other accounting firms, to provide other auditing and advisory services in 2006.

The aggregate fees for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. with respect to these various services for 2006 and 2005 were (in thousands):

	2006	2005

Audit fees(1)	$1,672	$254
Audit-related fees(2)	5	9
Tax fees(3)	182	39
All other fees	—	—

	1,859	302

(1)	The 2006 audit fees consist of services related to the company’s initial registration statement on Form S-1, the re-audit of US Bio Platte Valley, LLC for the years ended December 31, 2005, 2004 and 2003, the audit of the company’s annual consolidated financial statements, review procedures performed on interim information, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements. The 2005 audit fees consist of services related to the audit of the acquisition of United Bio Energy, LLC, the audit of the company’s consolidated financial statements, services related to the company’s initial preparation for the public offering, and for other services normally provided by the independent auditor in connection with attest engagements.

(2)	The audit-related fees consist of fees for various accounting consultations.

(3)	The 2006 tax fees consist of fees for tax consultation and tax compliance services for the company and its subsidiaries, including state and local income tax planning and advice, tax cost segregation studies and tax planning for acquisitions and stock option plans. The 2005 tax fees consist of fees for tax consultation and tax compliance services for the company and its subsidiaries.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

All of the services performed by McGladrey & Pullen, LLP and RSM McGladrey, Inc. in 2006 after the formation of the audit committee were pre-approved by the audit committee.

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the audit committee for approval.

•	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and review of documents filed with the SEC.

•	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and consultation regarding financial accounting and reporting standards.

•	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax compliance, tax planning and other tax advice.

•	All other services are those services not captured in the audit, audit-related or tax categories. The company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee has delegated specific pre-approval authority to the chairman of the audit committee, provided that the estimated fee for any such engagement does not exceed $75,000. The chairman of the audit committee must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

AUDITOR INDEPENDENCE

We understand the need for McGladrey & Pullen, LLP to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of McGladrey & Pullen, LLP, our audit committee has restricted the non-audit services that McGladrey & Pullen, LLP may provide to us primarily to audit-related services and tax services. The committee also has determined that we will obtain even these non-audit services from McGladrey & Pullen, LLP only when the services offered by McGladrey & Pullen, LLP are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. It is the committee’s goal that the fees we pay McGladrey & Pullen, LLP for non-audit services should not exceed the audit fees paid to McGladrey & Pullen, LLP.

Our audit committee has adopted restrictions on our hiring of any McGladrey & Pullen, LLP partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of our financial statements. McGladrey & Pullen, LLP partners assigned to our audit rotate at least every five years, in accordance with professional standards.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the company. In this context, the audit committee has met with management (including our chief executive officer and chief financial officer) and McGladrey & Pullen, LLP, the company’s independent registered public accounting firm.

The audit committee held meetings with McGladrey & Pullen, LLP, both in the presence of management and privately. The audit committee discussed the overall scope and plans for McGladrey & Pullen, LLP’s audit, the results of their examinations, their evaluations of the company’s internal controls and the overall quality of the company’s financial reports.

The audit committee has reviewed and discussed the audited consolidated financial statements with management and McGladrey & Pullen, LLP. The audit committee also discussed with McGladrey & Pullen, LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 89 and SAS No. 90.

With respect to independence, the audit committee has received the written disclosures from McGladrey & Pullen, LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with McGladrey & Pullen, LLP its independence. The audit committee has also determined that all of its members are independent within the meaning of NASD Rule 4200(a)(15).

Based upon the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, the inclusion in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 of the company’s financial statements as audited by McGladrey & Pullen, LLP for filing with the SEC.

Mark A. Ruelle (Chairman)
James E. Dauwalter
James B. Morgan

OTHER BUSINESS

We do not expect any business to come up for shareholder vote at the meeting other than the election of directors and the ratification of the selection of our independent registered public accounting firm. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals and Director Nominees

Under SEC rules, a shareholder who intends to present a proposal at the next annual meeting of shareholders and who wishes the proposal to be included in our proxy statement for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement. The proposal must be received no later than December 29, 2007.

Our bylaws require that written notice of (i) proposals to be presented by a shareholder at our next annual meeting, but that are not intended for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8, and (ii) nominations for election of directors to be made by a shareholder at our next annual meeting, be delivered to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement no earlier than February 1, 2008 and no later than March 3, 2008. To be in proper written form, such notice must set forth the information prescribed in our bylaws. You can obtain a copy of our bylaws by writing to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, required to be filed with the SEC, without exhibits, will be furnished without charge to any shareholder of record or beneficial owner of common shares upon written request to our corporate secretary at the address on the notice of annual meeting accompanying this proxy statement.

April 27, 2007

US BIOENERGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 31, 2007
9:00 a.m. Central Time
Saint Paul Hotel
350 Market Street
St. Paul, MN 55102

US BioEnergy Corporation 5500 Cenex Drive Inver Grove Heights, MN 55077	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of shareholders to be held on May 31, 2007.
Gordon W. Ommen, Richard K. Atkinson and Gregory S. Schlicht, and each of them, with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the US BioEnergy Corporation Annual Meeting of Shareholders to be held on May 31, 2007, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock in their discretion upon any other business that may properly come before the meeting, or any adjournment thereof in their discretion.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 30, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/usbe/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 30, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.
Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to US BioEnergy Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 James B. Morgan 02 Gordon W. Ommen

☐	Vote FOR all nominees (except as marked	☐	Vote WITHHELD from all nominees

(Instructions: To cumulate votes for any indicated nominee, write the number of the nominee and the number of shares for such nominee in the box provided to the right. To withhold authority to vote for any individual nominee, mark the “Vote FOR all nominees” box and write the number of the nominee withheld in the box provided to the right.)

2.	Ratification and confirmation of McGladrey & Pullen, LLP as the company’s independent registered public accounting firm for 2007:	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

     Address Change? Mark Box  ☐  Indicate changes below:
     Mark box if you plan to attend the annual meeting. ☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.